Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-164504, Post-Effective Amendment No. 4 to Form S-1 of Pioneer Power Solutions, Inc. of our report dated April 1, 2013 relating to our audits of the consolidated financial statements of Pioneer Power Solutions, Inc. as of and for the years ended December 31, 2012 and 2011 appearing in this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

Yours very truly,

Richter LLP (Signed) 1

Montreal, Canada
April 17, 2013

1CPA auditor, CA, public accountancy permit No. A109611

T. 514.934.3400 Richter LLP 1981 McGill College Mtl (Qc) H3A 0G6 www.richter.ca	Member RSM International Montréal, Toronto